EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is being signed as of July 26, 2021 and replaces the employment agreement dated September 16 2019

B E T W E E N:

FSD PHARMA INC. (the "Company")

- and -

Zeeshan Saeed (the "Executive")

RECITALS

WHEREAS the Executive has been engaged by the Company since May 18, 2018 ("Start Date"), and most recently President of the Company;

AND WHEREAS the Company desires to employ the Executive as its full-time President and Executive Co-Chairman of the Board, and the Executive wishes to accept the position;

AND WHEREAS, the Company and the Executive agree to the terms of this Agreement as of the Effective Date;

NOW THEREFORE in consideration of the mutual covenants and promises set out herein, including a Base Salary increase as defined and set forth under Section 3.1 and option entitlements under Section 3.3, and other good and valuable consideration set forth in this Agreement, the parties agree as follows:

SECTION 1 - EFFECTIVE DATE AND TERM

1.1 Effective Date and Term. The terms and conditions of this Agreement shall become effective on the Effective Date, and shall continue for five (5) years, subject to the termination provisions set forth in Section 4. Notwithstanding the foregoing, the:

(a) parties agree that this Agreement is not a fixed term contract; and

(b) the Company agrees to recognize the Executive's prior service with the Company for all purposes, and that the Start Date is the Executive's hire/anniversary date as it relates to any service-calculations or entitlements.

SECTION 2 - POSITION

2.1 Capacity and Services. The Company shall employ the Executive in the position of President and Executive Co-Chairman, reporting directly to the Board of Directors of FSD Pharma Inc. In his position, the Executive shall perform such duties and have such authority as are normally associated with the position and as may be assigned, delegated or limited from time to time.

At all times, the Executive's employment is conditioned upon him exercising his duties with due regard to the Company's Business (as defined below) and any related statutory acts. The Executive shall perform all duties and responsibilities in a manner consistent with all applicable laws as well as with the written policies of the Company in effect from time to time. The terms of this Agreement are subject to company policies that are in effect from time to time. The Executive shall, if so requested by the Company, serve without additional compensation, as an officer, director or manager of any subsidiary or affiliate of the Company. The Executive acknowledges that he is a fiduciary and has fiduciary obligations to the Company that continue even after his employment ends.

2.2 Insurance. If the Executive is a director or officer at any time, the Company agrees to provide the Executive with comprehensive directors' and officers' liability insurance, which shall be established and maintained by the Company at its own expense.

2.3 Other Duties. The Executive agrees that he shall seek written permission from the Company regarding any external roles, including board roles, that he holds or wishes to hold outside of his employment with the Company, and the Company agrees that it shall not exercise its discretion unreasonably in this regard.

SECTION 3 - COMPENSATION AND BENEFITS

3.1 Base Salary. The annual gross base salary of the Executive shall be CDN $300,000 (the "Base Salary"), to be pro-rated for any partial year of employment.

3.2 Discretionary Bonus Plan. The Executive shall be eligible to participate in the Company's Discretionary Bonus Plan (the "Bonus Plan"), as may be amended from time to time on the following terms:

(a) in the first year of this Agreement, the Executive shall be eligible to receive up to 60% of his Base Salary as cash bonus, based on prescribed written performance milestones agreed between the Executive and the Board of Directors of the Company within 60 days of the Effective Date of this Agreement;

(b) thereafter, the Executive and the Company shall agree in advance of the start of the next year of employment on the prescribed written performance objectives with the following targets under the Bonus Plan:

(i) after the completion of the second year of employment under this Agreement, the Executive shall be eligible to receive up to 70% of his Base Salary as a cash bonus;

(ii) after the completion of the third year of employment under this Agreement, the Executive shall be eligible to receive up to 80% of his Base Salary as a cash bonus;

(iii) after the completion of the fourth year of employment under this Agreement, the Executive shall be eligible to receive up to 90% of his Base Salary as a cash bonus; and

(iv) after the completion of the fifth year of employment under this Agreement, the Executive shall be eligible to receive up to 100% of his Base Salary as a cash bonus.

(c) subject to the terms and conditions below, any cash bonus payable under the Bonus Plan is generally payable within 60 days of completion of the applicable anniversary year;

(d) by delivery of written notice to the Company at any time prior to the date of payment of a bonus that has been earned by the Executive under this Section 3.2, the Executive may elect to convert 50% of any cash payments under this Section 3.2 to Class B shares of the Company at a price per share equal to the market price (in CAD$) of Class B shares of the Company at the close of business on the Canadian Securities Exchange on the date of notice.

3.3 Class A Share Incentive Plan. The Executive will be granted 12 Class A Shares upon the cancellation of the former CEO's "Raza Bokhari" Class A shares. Upon the Market Cap of FSD Pharma reaching 250M CDN the Executive shall be granted a further 12 Class A shares.

3.4 Benefits. The Executive shall be eligible to participate in all benefit plans that the Company maintains from time to time for the benefit of similar senior Executives, in accordance with the terms and conditions of the plans. The Company may, at any time and from time to time, modify, suspend, or discontinue any or all such benefits plans with or without prior notice.

3.5 Paid Time Off. The Executive shall be entitled to take 28 days of paid time off ("PTO") per calendar year, pro-rated for any partial calendar year of employment. This PTO benefit is inclusive of the Executive's entitlement to vacation, statutory holidays, sick and bereavement leave under Ontario's Employment Standards Act, 2000, as amended or replaced (the "ESA"). The Company will allow remaining PTO to be carried over from one calendar year to the next; however, any PTO that is carried over from one calendar year to the next and not used before December 31st of the following calendar year shall be forfeited and forever lost without any compensation. The Executive acknowledges that this Section 3.5 is a greater right or benefit under the ESA.

3.6 Expenses. The Company shall reimburse the Executive for the Executive's travel and other expenses or disbursements reasonably and necessarily incurred or made in connection with the Company's business. Expenses will be reimbursed in accordance with policies and practices approved by the Company. The Executive shall furnish statements and receipts for all such expenses prior to reimbursement.

SECTION 4 - TERMINATION AND RESIGNATION

4.1 Termination for Cause. The Company may terminate the employment of the Executive at any time for cause by written notice to the Executive. For the purposes of this Agreement, "cause" means wilful neglect of duty and/or wilful misconduct and/or just cause at common law. The Board of Directors of the company will inform the executive of "cause" and allow the executive (30) business days after receipt of notice from the board to remedy the material breach.

4.2 Resignation by Executive. The Executive shall give the Company sixty (60) days' notice of the resignation (the "Resignation Period") of the Executive's employment hereunder; however, it is understood and agreed that the Company shall be entitled to:

(a) waive all or part of that notice and accept the Executive's resignation effective at an earlier date, subject to providing the Executive with his Accrued Entitlements up to the end of the Resignation Period, which shall not be less than his minimum statutory entitlements under the ESA over that period. The Executive agrees that any waiver of the Resignation Period by the Company hereunder shall not amount to a termination of the Executive's employment by the Company; or

(b) assign the Executive transitional or temporary duties through such Resignation Period, or have the Executive work at another location (within reason), and the Executive agrees that these actions by the Company shall not amount to a termination of the Executive's employment by the Company.

4.3 Termination without Cause. The Company may terminate the employment of the Executive without cause at any time, whereupon the Company will provide the Executive with the severance compensation payable pursuant to the terms of section 4.4:

4.4 Severance. In the event of any termination of the Executive's employment by the company pursuant to Section 4.3, or any termination of this agreement by either party following a change of control the company will, on the effective date of such termination, provide the executive with a cash payment in an amount equal to 24 months (2 years) Compensation. "Compensation" for the purposes of this section means most recent base salary, plus applicable target bonus as per section 3.2, plus the cash value of any stock grants provided in the last 12 months. Any money paid as part of the Separation Package will be subject to the deductions and withholdings required by law.

4.5 No Further Claims. In the event of the Executive's dismissal without cause in accordance with Section 4.3, and upon provision of the payments and other benefits set forth in Section 4.3 the Executive will not be entitled to any additional notice, pay in lieu of notice, severance payments or other compensation or entitlements of any kind, pursuant to the common law or otherwise. Notwithstanding the foregoing, in no event will the Executive receive less than his minimum statutory entitlements as prescribed by the ESA.

4.6 Release of Claims. In order to receive any entitlement hereunder in excess of the statutory minimums prescribed by the ESA, the Executive shall first execute a release of claims relating to his employment, which shall not include a release of his continuing rights to insurance coverage and indemnity under Section 2.2 above, in favour of the Company and its affiliates and in a form provided by the Company.

SECTION 5- CHANGE OF CONTROL

5.1 For the purposes of this Section 5:

"Target" means the Company; and

"Change of Control Transaction" means:

(a) the acquisition of a sufficient number of voting securities in the capital of the Target so that the acquirer, together with persons acting jointly or in concert with the acquirer, becomes entitled, directly or indirectly, to exercise more than 50% of the voting rights attaching to the outstanding voting securities in the capital of the Target (provided that, prior to the acquisition, the acquirer was not entitled to exercise more than 50% of the voting rights attaching to the outstanding voting securities in the capital of the Target);

(b) the completion of a consolidation, merger, arrangement or amalgamation of the Target with or into any other entity whereby the voting security holders of the Target immediately prior to the consolidation, merger, arrangement or amalgamation receive less than 50% of the voting rights attaching to the outstanding voting securities of the consolidated, merged, arranged or amalgamated entity; or

(c) the completion of a sale whereby all or substantially all of the Target's undertakings and assets become the property of any other entity and the voting security holders of the Target immediately prior to the sale hold less than 50% of the voting rights attaching to the outstanding voting securities of that other entity immediately following that sale.

5.2 In the event of a Change of Control Transaction, or termination without cause as defined by section 4.3 the following will be the treatment of options: Notwithstanding anything to the contrary contained in this Agreement, the Stock Option Plan of the Company dated February 9, 2018, as amended, restated or supplemented from time to time (the "Stock Option Plan") or any Option Certificate issued to the Executive (including any Option Certificate issued to the Executive on or following the date of this Agreement) and other than as specified in the terms of any Change in Control Transaction with respect to all Options to purchase equity of the Company:

(a) the Company hereby acknowledges and agrees that the Expiry Date (as defined in the Stock Option Plan) of each Option issued to the Executive prior the date of this Agreement and during the term of this Agreement shall be the date that is five

(5) years from the applicable vesting date of such Option, as determined in each case in accordance with the Stock Option Plan and any Option Certificate issued to the Executive in relation thereto. Upon the execution of this Agreement by the Executive and the Company, subject to any Regulatory Approvals that may be required in connection with the foregoing, the terms of all outstanding Options issued to the Executive and any Option Certificate relating thereto shall be deemed to be amended to reflect the foregoing without any further action by the Executive or the Company and, unless otherwise agreed to by the Executive and the Company in writing, all Options issued to the Executive on or following the date of this Agreement shall include (or shall hereby be deemed to include) terms consistent with the foregoing;

(b) in the event that the Executive ceases to be employed by the Company in the manner provided for by this Agreement for any reason (including without limitation termination by the Company pursuant to Section 4.1, resignation by the Executive pursuant to Section 4.2, or the death or Disability (as such term is defined in the Stock Option Plan) of the Executive), all outstanding unvested Options (as defined in the Stock Option Plan) held by the Executive as of the date the Executive ceases to be employed by the Company (the "Acceleration Date") shall immediately vest on the Acceleration Date and shall remain outstanding and be exercisable, in accordance with Section 7 of the Stock Option Plan, by the Executive (or, if applicable, any administrator, trustee, heir or beneficiary of the Executive) at any time, in whole or in part, on or before the date which is five (5) years following the Acceleration Date and the date which is five (5) years following the Acceleration Date shall, for all purposes, be deemed to be the "Expiry Date" (as such term is used in the Stock Option Plan) of such Options; and

(c) in the event that the Executive ceases to be employed by the Company for any reason (including without limitation termination by the Company pursuant to Section 4.1, resignation by the Executive pursuant to Section 4.2, or the death or Disability (as such term is defined in the Stock Option Plan) of the Executive), all vested Options held by the Executive that are outstanding as of the date that the Executive so ceases to be employed by the Company, shall remain outstanding and be exercisable by the Executive (or, if applicable, any administrator, trustee, heir or beneficiary of the Executive) at any time, in whole or in part, on or before the date which five (5) years following the applicable vesting date of the Options, and such date that is five (5) years following the applicable vesting date of the Options , as applicable on an Option by Option basis, shall, for all purposes, be deemed to be the "Expiry Date" (as such term is used in the Stock Option Plan) of such Options.

Upon the execution of this Agreement by the Executive and the Company, subject to any Regulatory Approvals that may be required in connection with the foregoing, the terms of all outstanding Options issued to the Executive and any Option Certificate relating thereto shall be deemed to be amended to reflect the foregoing without any further action by the Executive or the Company and, unless otherwise agreed to by the Executive and the Company in writing, all Options issued to the Executive on or following the date of this Agreement shall include (or shall hereby be deemed to include) terms consistent with the foregoing.

SECTION 6- NON-COMPETITION, CONFIDENTIALITY AND PROPRIETARY RIGHTS

6.1 Definitions. For the purposes of this Section 6:

(a) "Business" means the business of a specialty biopharmaceutical R&D company.

(b) "Customer" means any commercial or institutional Entity who has: (i) purchased or licensed from the Company or its affiliates (with the Executive's knowledge) any product produced or service supplied, sold, licensed or distributed by the Company; or (ii) supplied to the Company or its affiliates (with the Executive's knowledge) any product to be produced, sold, licensed or distributed by the Company; provided that Customers shall only include any Entity who was a Customer during the Three (03) months preceding the last date of the Executive's active employment.

(c) "Entity" means a partnership, limited partnership, limited liability partnership, company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.

(d) "Prospective Customer" means any Entity with which the Company or any of its affiliates was in active discussions about selling products or services related to the Business during the Three (03) months preceding the last date of the Executive's active employment.

(e) "Restricted Period" means a period of Three (03) months following the last day of active employment of the Executive.

(f) "Territory" means a 100 kilometer radius from the Cobourg facility located at 520 William Street, Cobourg Ontario (or other such main office as may be designated from time to time in which the Executive is materially involved in the Company's operations in the Three (03) months prior to the Executive's last date of employment).

6.2 Non-Competition. During the Restricted Period, the Executive shall not, in the Territory, whether individually or in partnership or jointly or in conjunction with any other person, as principal, agent, consultant, contractor, employer, Executive or in any other manner, directly or indirectly, perform any services that are similar to any services that he provided on behalf of the Company and/or its subsidiaries or other affiliates at any time during the Three (03) months prior to termination with the Company, or establish, control, own a beneficial interest in, or be otherwise commercially involved in any endeavour, activity or business in the Territory that is substantially similar to or competitive with the Business of the Company.

6.3 Non-Solicitation. During the Restricted Period, the Executive shall not, either individually or in partnership or jointly or in conjunction with any other person, as principal, agent, consultant, contractor, employer, Executive or in any other manner, directly or indirectly:

(a) canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Customer for any purpose which is competitive with the Business; or

(b) canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any Prospective Customer for any purpose which is competitive with the Business.

6.4 Non-Solicitation of Executives. During the Restricted Period, the Executive shall not, either individually or in partnership or jointly or in conjunction with any other person or entity, as principal, agent, consultant, contractor, employer, Executive or in any other manner, directly or indirectly, solicit, induce or entice away or in any other manner persuade or attempt to persuade any officer, Executive, consultant or agent of the Company or its affiliated or related entities whom the Executive supervised or had business contact with on behalf of the Company or its affiliated or related entities during the Three (03) month period immediately prior to the end of the Executive's active employment, to discontinue or alter any one or more of their relationships with the Company or its subsidiaries or related entities. For greater certainty, this Section 6.4 shall not prohibit general advertisements in electronic or print media through which the Executive has not intentionally targeted any officer, Executive, consultant or agent of the Company or its affiliated or related entities and where the first contact with respect thereto is initiated by such officer, Executive, consultant, or agent.

6.5 Confidentiality. Except in the normal and proper course of the Executive's duties, the Executive shall not use for the Executive's own account or disclose to anyone else, during or after the Executive's last day of active employment, any confidential or proprietary information or material relating to the Company's operations or business that the Executive obtains from the Company or the Company's subsidiaries and affiliates, and their officers, Executives, agents, suppliers or customers or otherwise by virtue of the Executive's employment by the Company. Confidential or proprietary information or material includes, without limitation, the following types of information or material, in whatever form, both existing and contemplated, regarding the Company or any subsidiary or other affiliate of the Company: corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patent, trade- mark and trade name applications, and any litigation or negotiations; information concerning suppliers; marketing information, including sales, investment and product plans, customer lists, strategies, methods, customers, prospects and market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including trade secrets; software; technical information, including technical drawings and designs; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations (the "Confidential Information"). Confidential Information does not include: (a) information that is in the public domain, unless such information falls into the public domain through unauthorized disclosure or other acts by the Executive; (b) information that was in the Executive's lawful possession prior to the disclosure and has not been obtained by the Executive either directly or indirectly from the Company or its affiliated or related entities; or (c) information that the Executive is required by law to disclose, provided that the Executive provides the Company with prior written notice of such disclosure.

6.6 Intellectual Property. All right, title and interest in all inventions, methodologies, concepts, documentation, specifications and any other works developed by the Executive in the scope of and during the course of the Executive's employment (the "Works") including all patent, copyright, trade-mark, trade secret and any other intellectual property and proprietary rights therein (the "Intellectual Property Rights") shall be the sole and exclusive property of the Company and the Executive hereby assigns and shall assign to the Company all such Intellectual Property Rights and waives all moral rights that the Executive may have in such Works for the benefit of the Company and its successors, assigns and licensees. The Executive represents and warrants that the Works will not infringe the intellectual property and proprietary rights of any third parties. The Executive shall not disclose the Works to any third parties without the prior written consent of Company.

6.7 Privacy. The Executive acknowledges and agrees that the Executive will take all necessary steps to protect and maintain the confidentiality of personal information of the Executives, consultants, customers and suppliers of the Company and its affiliated and related entities obtained in the course of the Executive's employment with the Company. The Company shall at all times comply, and shall assist the Executive to comply, with all applicable privacy laws. The Executive acknowledges and agrees that the disclosure of the Executive's personal information may be required as part of the ongoing operations of the Company's business, as required by law, as part of the Company's audit process, as part of a potential business or commercial transaction or as part of the Company's management of the employment relationship, and the Executive hereby grants consent as may be required by applicable privacy laws to the use and disclosure of personal information for those purposes, to only the limited extent necessary.

6.8 Return of Property. The Executive agrees that all property and documents (including software and information in machine-readable form) of any nature pertaining to activities of the Company or any affiliate or related entity of the Company, including Confidential Information, in the Executive's possession now or at any time during employment, are and shall be the property of the Company or such subsidiary or other related entity, and that all such documents and all copies of them shall be surrendered to the Company whenever requested by the Company. Subject to applicable laws, in the event the Executive does not return such property upon termination of employment or if otherwise requested by the Company, the Company has the right to deduct from any monies owing to the Executive the cost of such property from any amounts due or owing to the Executive.

6.9 Acknowledgement. The Executive acknowledges that the Executive's services are unique and extraordinary. The Executive also acknowledges that the Executive's position will give or has given the Executive access to Confidential Information of substantial importance to the Company and its business. The Executive acknowledges that, in connection with the Executive's employment by the Company, the Executive will receive, or will become eligible to receive, substantial benefits and compensation. The Executive acknowledges that the Executive's continued employment by the Company and all compensation and benefits and potential compensation and benefits to the Executive from such employment will be conferred by the Company upon the Executive only because and on condition of the Executive's willingness to commit the Executive's best efforts and loyalty to the Company, including protecting the Company's right to have its Confidential Information protected from non-disclosure by the Executive and abiding by the confidentiality, non-competition, non-solicitation and other provisions herein. The Executive understands the Executive's duties and obligations as set forth in this Section 6 and agrees that such duties and obligations would not unduly restrict or curtail the Executive's legitimate efforts to earn a livelihood following any termination of the Executive's employment with the Company.

6.11 Reasonableness. The Executive acknowledges that he has carefully read and considered Section 6 and, having done so, agrees that the restrictions set forth in this Section 6 are fair and reasonable, and are legitimately required for the protection of the Company's business interests and goodwill. In the event that any part or portion of Section 6 is deemed by a court of competent jurisdiction to be overbroad or otherwise invalid, the Executive authorizes such court to enforce the provisions at issue to the fullest extent possible to protect the interests of the Company. In addition, the Executive specifically agrees and understands that the covenants set forth in Section 6 shall survive the termination of the Executive's employment relationship with the Company.

6.

SECTION 7 - DISPUTE RESOLUTION

7.1 Dispute Resolution Procedure. Any dispute, controversy or claim arising out of or relating to this Agreement ("Dispute") shall be exclusively and finally resolved in accordance with the dispute resolution procedure set forth in this Section 7 (the "Dispute Resolution Procedure").

7.2 Commencement of the Dispute Resolution Procedure. If a Dispute arises, either the Executive or the Company (either a "Party" or together the "Parties") may initiate the Dispute Resolution Procedure by giving written notice of the Dispute to the other Party (the "Notice of Dispute"). The Notice of Dispute shall contain a brief statement of the nature of the Dispute, set out the relief requested, and request that the Dispute Resolution Procedure of this Section 7 be commenced.

7.3 Consultation Period. Upon the submission of a Notice of Dispute pursuant to Section 7.2, the Parties shall attempt to amicably resolve or settle the Dispute between themselves through negotiations between Senior Management of the Company and the Executive. The Parties shall attempt to resolve the Dispute within fifteen (15) business days after the date on which the Notice of Dispute was issued (or such longer period as the Parties may agree to in writing) (the "Consultation Period"). If the Parties agree upon a resolution of the Dispute, such resolution shall be memorialized in a written settlement agreement mutually acceptable to the parties and shall be binding on the Parties.

7.4 Arbitration. If the Dispute is not resolved by the Parties within the Consultation Period, the Dispute shall, at the request of either Party, be resolved by binding arbitration under the Arbitration Act (Ontario), except to the extent that the Arbitration Act (Ontario) conflicts with the terms of this Section 7.4. The following provisions shall apply to an arbitration commenced pursuant to this Section 7.4:

(a) The arbitration shall be heard by a sole arbitrator (the "Arbitrator"), who the Parties shall jointly select within thirty (30) business days of the expiry of the Consultation Period. The Arbitrator shall be trained in the laws of Ontario. If the parties are unable to agree on the Arbitrator, either Party may apply to have the Arbitrator appointed in accordance with the provisions of the Arbitration Act (Ontario).

(b) The place, or legal seat, of the arbitration shall be Toronto, Ontario.

(c) The language to be used in the arbitration shall be English.

(d) All awards issued by the arbitral tribunal shall be final, non-appealable and binding on the Parties. Any award may be filed in any court of competent jurisdiction and may be enforced by a Party as a final judgment in such court. The Parties expressly waive, to the maximum extent permitted by law, any right of appeal of any award or reference of any matter to any court, other than as may be necessary to recognize or enforce an award.

7.5 Damages, Interest and Costs.

(a) Monetary awards and shall bear interest from the date of any breach or other violation of this Agreement to the date on which the award is paid, at a rate or rates to be determined by the Arbitrator.

(b) Costs (including legal fees) of preparing for and participating in the Dispute Resolution Procedure., including legal fees will be paid by the company.

7.6 Proceedings Confidential. The Parties agree that any arbitration carried out hereunder shall be kept private and confidential, and that the existence of the proceedings and any element of it (including all awards, the identity of the Parties and all witnesses and experts, all materials created for the purposes of the arbitration, all testimony or other oral submissions, and all documents produced by a Party that were not already in the possession of the other Party) shall be kept confidential, except (a) with the consent of the Parties, (b) to the extent disclosure may be lawfully required in bona fide judicial proceedings relating to the arbitration, (c) where disclosure is lawfully required by a legal duty, and (d) where such information is already in the public domain other than as a result of a breach of this clause. The Parties also agree not to use any information disclosed to them during the arbitration for any purpose other than in connection with the arbitration.

7.7 Continued Performance. Except where reasonably prevented by the nature of the Dispute, the parties shall continue to perform their respective duties, obligations and responsibilities under this Agreement while the Dispute is being resolved in accordance with this Section 7, unless and until such obligations are lawfully terminated or expire in accordance with the provisions thereof.

7.8 Tolling of Limitations Periods. The Parties agree that any limitation period imposed by this Agreement or by law in respect of a Dispute shall be tolled upon the delivery of a Notice of Dispute pursuant to Section 7 until such time as the Dispute Resolution Procedure under this Section 7 has concluded.

SECTION 8 - MISCELLANEOUS COVENANTS

8.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. The Executive hereby waives any right to assert a claim based on pre-contractual representations, negligent or otherwise, made by the Company or its representatives.

8.2 Affiliated Corporations. By signing below the Executive agrees that the covenants and obligations to the Company, as well as the rights of the Company under this Agreement, shall run in favour of and shall be enforceable by the parent and subsidiary companies of the Company. This Agreement is between the Executive and the Company.

8.3 Assignment. The Executive may not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of this Agreement without the prior written consent of the Company (which consent may be arbitrarily withheld for any or no reason) and any assignment or delegation made without such consent shall be void. The Executive by the Executive's signature hereto expressly consents to such assignment.

8.4 Amendment. No amendment of this Agreement shall be effective unless made in writing and signed by the parties.

8.5 Waiver. Any purported waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

8.6 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

8.8 Attornment. The parties agree to attorn to the exclusive jurisdiction of Ontario.

8.9 Taxes. The Executive agrees that he is solely responsible for making his own tax filings and remittances to the applicable tax authority.

8.10 Successors and Assigns. This Agreement shall endure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors and permitted assigns.

8.11 Minimum Entitlements. At no time shall the Executive receive less than his minimum statutory entitlements under the ESA.

8.12 Statutory Deductions and Withholdings. The Company may withhold from any amounts payable under this Agreement such federal or provincial taxes and other statutory deductions that are required by applicable law to be so withheld or deducted.

SECTION 9- EXECUTIVE'S ACKNOWLEDGEMENT

9.1 Acknowledgement. The Executive acknowledges that:

(a) Part of the Executive's duties shall include entertaining and socializing from time to time in various settings and locations and during weekends. The Executive agrees that if the Executive is not comfortable participating in any such entertainment or social event, the Executive will promptly notify the Board of Directors of the Company. In the absence of any such notification, it is understood that the Executive is voluntarily and/or willingly participating in such entertainment and social events, and does not find them objectionable.

(b) The Executive has received a copy of this Agreement, and by signing below the Executive hereby accepts its terms and conditions, and agrees that the Base Salary, Bonus and Options granted by the board of directors herein shall constitute good and sufficient consideration for the Executive's obligations contained in this Agreement, including the Executive's obligations arising under this Section 9.1(b). The Executive acknowledges having been given an opportunity to obtain independent legal advice with respect to the terms and conditions stated herein, and the Executive executes this Agreement freely and voluntarily with full understanding of its contents. The Executive acknowledges that the Executive has not relied on any representations made by the Company except as specifically set forth in this Agreement. In further consideration of the obligations of the Company under this Agreement, and intending to be legally bound, the Executive irrevocably and unconditionally releases and forever discharges the Company and each parent entity, direct or indirect subsidiary, or other entity that is affiliated with the Company, and each shareholder, member, partner, equity holder, director, officer, manager, Executive, trustee and agent of the Company and/or each such affiliated entity (collectively, the "Company Releasees") from any and all charges, liabilities, damages or causes of action (including attorneys' fees and costs) of any nature whatsoever, whether known or unknown, disclosed or undisclosed, asserted or unasserted, in law or at equity, that Executive has or holds against any Company Releasee as of the date of this Agreement. These include, without limitation, any claims arising from the Executive's employment by the Company prior to the date of this Agreement, any claims relating to violation of any province or provincial employment practices or human rights law or regulation, and any claims relating to in any way to improper workplace behaviour, including workplace violence, workplace harassment (including sexual harassment) or discrimination pursuant to the Human Rights Code, the Occupational Health and Safety Act, or any other applicable law or regulation. The Executive further acknowledge and agrees that the Executive has not experienced, nor does the Executive have any basis for, any claim against any Company Releasee described in the immediately preceding sentence. The Executive acknowledges the parties' intent that this Section 9.1(b) shall release and discharge the Company Releasees to the maximum extent permitted by law. Further, the Executive waives irrevocably any right to recover under any claim that may be filed by any governmental agency with respect to the Executive's employment with the Company.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

SIGNED, SEALED AND DELIVERED in	)
the presence of:	)
)
(Signed) Witness	)	(Signed) Zeeshan Saeed
Witness	)	Zeeshan Saeed

FSD PHARMA INC.

		By:	(Signed) Anthony Durkacz
Name: Anthony Durkacz
Title: Executive Co-Chairman
I have authority to bind the Company.